UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SCHIFF NUTRITION INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2002 SOUTH 5070 WEST

SALT LAKE CITY, UTAH 84104

September 26, 2008

Dear Stockholders:

We cordially invite you to attend the 2008 Annual Meeting of Stockholders of Schiff Nutrition International, Inc. The meeting will be held on Monday, November 10th, 2008, at 5:00 p.m. local time, at Schiff Nutrition International’s headquarters located at 2002 South 5070 West, Salt Lake City, Utah.

With this letter we are including the notice for our Annual Meeting, the proxy statement, the proxy card, and our fiscal 2008 Annual Report. At the meeting, we will vote on the election of our Board of Directors. Our Board of Directors recommends that you vote FOR each of the eight nominees for directors.

Your vote is important to us, and I look forward to seeing you on November 10th. Whether or not you plan to attend the meeting in person, please complete, sign and return the attached proxy card. Thank you for your interest in Schiff Nutrition International.

Sincerely,

Bruce J. Wood President and Chief Executive Officer

SCHIFF NUTRITION INTERNATIONAL, INC.

2002 SOUTH 5070 WEST

SALT LAKE CITY, UTAH 84104

(801) 975-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MONDAY, NOVEMBER 10, 2008

TIME:	5:00 p.m.

PLACE:	Schiff Nutrition International, Inc.’s Headquarters 2002 South 5070 West Salt Lake City, Utah

MATTERS TO BE CONSIDERED:	(1) The re-election of the eight-person Board of Directors to serve until the next annual meeting or until the election and qualification of their respective successors; and

(2) Any other business properly coming before the meeting or any adjournment or postponement of the meeting.

RECORD DATE:	You may vote at the meeting if you were a stockholder at the close of business on September 18, 2008, the record date.

VOTING BY PROXY:

Please return your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If on September 18, 2008, your shares were held of record by your brokerage firm or similar organization, please return your voting instruction form to your broker. For more instructions, please see the Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy card.

By Order of the Board of Directors,

Salt Lake City, Utah September 26, 2008	Bruce J. Wood President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors (the “Board”) of Schiff Nutrition International, Inc. is providing these materials to you and soliciting the enclosed proxy in connection with our 2008 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on November 10,  2008.  The Annual Meeting will be held at 5:00 p.m. local time at Schiff Nutrition International, Inc.’s headquarters, located at 2002 South 5070 West, Salt Lake City, Utah.  You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. We intend to mail this proxy statement and accompanying proxy card on or about September 29, 2008 to all stockholders of record entitled to vote at the Annual Meeting.

Who may attend the Annual Meeting?

All stockholders are invited to attend the Annual Meeting, including stockholders whose shares are held by their brokerage firms or similar organizations.

What information is contained in these materials?

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our Annual Report for fiscal 2008 (which ended May 31, 2008) is also enclosed.

On what matters am I voting?

The election of eight nominees to our Board is the only known matter to be voted on at the Annual Meeting. The sections entitled “Proposals to be Voted Upon” and “Nominees for Election to our Board of Directors” beginning on page 4 of this proxy statement provide you more information regarding the nominees for election to our Board.  The stockholders also will transact any other business that properly comes before the Annual Meeting.

What is our Board’s voting recommendations?

Our Board recommends that you vote your shares FOR each of the eight nominees to our Board.

How many votes may be cast at the Annual Meeting?

On September 18, 2008 (the “Record Date”), 12,319,451 shares of Class A common stock and 14,973,148 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting. Stockholders are entitled to one vote for each share of Class A common stock and ten votes for each share of Class B common stock held on the Record Date. Thus, an aggregate of 162,050,931 votes (the “Voting Shares”) may be cast by stockholders at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on the matters that will come before the Annual Meeting. As provided under Delaware law, there is no cumulative voting with respect to election of directors.

How do I vote?

You may vote your shares either by proxy, or, if available, over the Internet or by telephone, and in person at the Annual Meeting (please also see the detailed instructions on your proxy card or voting instruction form). All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Voting by Proxy. To vote by proxy, please complete, sign and mail the enclosed proxy card in the envelope provided, which requires no postage for mailing in the United States. If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR each of the eight named nominees to our Board.

If you hold your shares in street name, please complete, sign and mail the voting instruction form provided by your bank, broker or other record holder. Holding shares in “street name” means your shares are held in an account at a brokerage firm or bank or other nominee holder, and the stock certificates and record ownership are not in your name.

Voting by Internet or Telephone. If available, you also may vote on the Internet or by telephone if so indicated on your voting instruction form. Voting on the Internet or by telephone may not be available to all stockholders. A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Solutions, Inc. (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide instructions. The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on November 9, 2008. If you vote on the Internet or by telephone, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you. If you vote by Internet or telephone, you do not need to return a proxy card or voting instruction card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card or voting instruction card in the self-addressed postage paid envelope provided.

Who can vote in person at the Annual Meeting?

Stockholders of record at the close of business on the Record Date may vote in person at the Annual Meeting. Also, if on the Record Date your shares were held in street name, you may vote in person at the Annual Meeting by presenting at the Annual Meeting a valid proxy issued in your name from your bank, broker or other record holder.

May I revoke my proxy?

As a holder of record of our shares, you may revoke your proxy and change your vote at any time prior to the Annual Meeting by giving written notice of your revocation to our Corporate Secretary, by signing another proxy card with a later date and submitting this later dated proxy to our Corporate Secretary before or at the Annual Meeting, or by voting in person at the Annual Meeting. Please note that your attendance at the Annual Meeting will not constitute a revocation of your proxy unless you actually vote at the Annual Meeting. Giving a proxy will not affect your right to change your vote if you attend the Annual Meeting and want to vote in person. We will pass out written ballots to any holder of record of our shares on the Record Date who wants to vote at the Annual Meeting. Any written notice of revocation or subsequent proxy should be sent to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104, or hand delivered to our Corporate Secretary at or before the voting at the Annual Meeting.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker, or other record holder. If you decide to attend and vote at the Annual Meeting and your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present at the Annual Meeting a proxy issued in your name from your bank, broker, or other record holder.

What does it mean if I receive more than one proxy card?

If your shares are registered differently or are held in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards to ensure that all of your shares are voted.

Will my shares be voted if I do not sign and return my proxy card?

If you are the record holder of your shares and do not return your proxy card, your shares will not be voted unless you attend the Annual Meeting in person and vote your shares. We encourage you to submit your proxy so that your shares are voted at the Annual Meeting.

If your shares are held in street name, your brokerage firm may vote your shares on “routine matters,” such as election of our directors. Your brokerage firm may not vote without your instruction on the approval of “non-routine matters” such as a proposal submitted by a stockholder. If proposals to be acted upon include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes on the routine matters but expressly states that the broker is NOT voting on non-routine matters. This indication by your broker with respect to the non-routine matters is known as a “broker non-vote.”

We encourage you to provide instructions to your brokerage firm by completing the voting instruction form that it sends to you so that your shares are voted at the Annual Meeting.

What is a quorum and what constitutes a quorum?

A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be conducted at the Annual Meeting. The required quorum for the Annual Meeting is the presence in person or by proxy of the holders of a majority of the Voting Shares issued and outstanding as of the Record Date. Since there is an aggregate of 162,050,931 Voting Shares, a quorum will be present for the Annual Meeting if an aggregate of at least 81,025,466 Voting Shares is present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum.

How many votes are required to approve the proposal?

The eight nominees receiving the highest number of “FOR” votes, whether or not constituting a majority of the votes cast, will be elected as directors. This number is called a plurality. Accordingly, abstentions will not affect the outcome of the election of the nominees to our Board. The election of directors is a matter on which a broker or other nominee generally has discretionary voting authority. Accordingly, no broker non-votes are expected to result from this proposal. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

All properly signed proxies that are received before the polls are closed at the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the election of each of the eight nominees for director.  The enclosed proxy gives each of Bruce J. Wood and Joseph W. Baty discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

What happens if a nominee is unable to stand for re-election?

If a nominee is unable to stand for re-election, our Board may, by vote, reduce the size of the Board or name a substitute nominee. If a substitute is named, shares represented by properly executed proxies may be voted for the substitute nominee. We are not aware of any nominee who is unable to stand for re-election.

Who is paying for this proxy’s solicitation process?

The enclosed proxy is solicited on behalf of our Board, and we are paying for the cost of the proxy solicitation process. Copies of the proxy material will be given to banks, brokerage houses and other institutions that hold shares that are beneficially owned by others. Upon request, we will reimburse these banks, brokerage houses and other institutions for their reasonable out-of-pocket expenses in forwarding these proxy materials to the stockholders who are the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers, or other employees. No additional compensation will be paid to our directors, officers or other employees for soliciting proxies.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and publish final results in our Quarterly Report on Form 10-Q for our fiscal 2009 second quarter ending November 30, 2008.

When are stockholder proposals due for next year’s annual meeting in 2009?

We currently contemplate that our 2009 Annual Meeting of Stockholders will be held on or about October 26, 2009. In the event that a stockholder desires to have a proposal considered for presentation at the 2009 Annual Meeting of Stockholders and included in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than June 1, 2009. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2009 Annual Meeting of Stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal on or before August 15, 2009. If the notice is not received by August 15, 2009, it will be considered untimely under Rule 14a-4(c)(1) promulgated under the Exchange Act, and we will have discretionary voting authority under proxies solicited for the 2009 Annual Meeting of Stockholders with respect to such proposal.

Proposals and notices should be directed to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Will the Company’s independent public accountants be present at the Annual Meeting?

Representatives of Deloitte & Touche LLP, our independent public accountants, are expected to be present at the Annual Meeting and will have the opportunity to make statements, if they so desire, and to respond to appropriate questions. Our Audit Committee has also selected Deloitte & Touche LLP as our independent public accountants for fiscal 2009.

How can interested persons communicate with our Board of Directors?

Interested persons, including our stockholders, who want to communicate with our Board or any individual director may write to them c/o Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104. Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded to the director or directors to whom they were addressed, and shall make those communications available to our Board upon request.

PROPOSALS TO BE VOTED UPON

1. ELECTION OF DIRECTORS

Our Board currently consists of eight directors who are elected annually. All of the eight nominees for election to the Board at this Annual Meeting listed in the section entitled “Nominees for Election to our Board of Directors” below are currently directors of the Company. Effective December 1, 2007, the number of directors of our Board was increased from seven to eight. Mr. Glenn W. Schaeffer was appointed by the Board to fill the vacancy created by the increase in Board size. Mr. Schaeffer previously served on our Board from 1997 to 2000, and was first recommended to become a member of our Board by Mr. Eric Weider. The term of office for directors elected at the 2008 Annual Meeting will expire upon the election of our Board at the 2009 Annual Meeting of Stockholders or when their successors are elected and qualified. See the section entitled “Nominees for Election to our Board of Directors” below for biographical information on our Board nominees.

Our Board of Directors unanimously recommends a vote “For” each of the eight nominees.

2. OTHER BUSINESS

Our Board knows of no other business for consideration at the Annual Meeting. If other matters are properly presented at the Annual Meeting, or at any adjournment or postponement of the meeting, Bruce J. Wood and Joseph W. Baty, as proxies, will vote or otherwise act on your behalf in accordance with their judgment on such matters.

NOMINEES FOR ELECTION TO OUR BOARD OF DIRECTORS

Nominees for re-election to our Board at the Annual Meeting are as follows:

Name	Age	Position with the Company
Eric Weider	45	Chairman of the Board
George F. Lengvari	66	Vice Chairman of the Board
Bruce J. Wood	58	Chief Executive Officer, President and Director
Ronald L. Corey	69	Director
Roger H. Kimmel	62	Director
Brian P. McDermott	51	Director
H. F. Powell	75	Director
Glenn W. Schaeffer	54	Director

Set forth below are descriptions of the backgrounds of the nominees as of the Record Date. We are not aware of any family relationships among any of our directors and executive officers.

Eric Weider has been a director since June 1989 and Chairman of the Board since August 1996. Since June 1997, Mr. Weider has been President and Chief Executive Officer of Weider Health and Fitness, a control stockholder of the Company. Mr. Weider also serves as a member of the board of directors of Weider Health and Fitness. Mr. Weider is the President of the Joe Weider Foundation and is a director of Hillside Investment Management, Inc., an investment management company based in Toronto, Canada.

George F. Lengvari has been a director since August 1996 and serves as Vice Chairman of the Board of Directors. Mr. Lengvari has been Vice Chairman of the board of directors of Weider Health and Fitness, a control stockholder of the Company, since June 1995. Mr. Lengvari also served as an executive officer of Weider Health and Fitness from June 1995 through December 2004. Prior to joining Weider Health and Fitness, Mr. Lengvari was a partner for 22 years in the law firm Lengvari Braman and is currently of counsel to the law firm LaPointe Rosenstein.

Bruce J. Wood has been our Chief Executive Officer, President and a director since June 1999. From January 1998 to December 1998, Mr. Wood was the President and a founder of All Stick Label LLC, a private company which manufactures custom pressure sensitive labels. From 1973 to December 1997, Mr. Wood held various management positions with divisions of Nabisco, Inc., a manufacturer and marketer of packaged food, including President and Chief Executive Officer of Nabisco, Ltd., President of Planters Lifesavers Company, and Senior Vice President, Marketing of both Nabisco Biscuit Company and Del Monte USA. Mr. Wood also serves as a director of Payge International Ltd., a private company that manufactures injection molded plastic industrial and advertising products.

Ronald L. Corey has been a director since August 1996. Since 1999, Mr. Corey has been a consultant to various corporations. Mr. Corey served as President of the Club de Hockey Canadien Inc. (the Montreal Canadiens) and the Molson Center Inc. from 1982 through July 1999. In addition, between 1985 and 1989, Mr. Corey held the position of Chairman of the Board and director of the Montreal Port Corporation, an agency which maintains and leases infrastructures to private stevedoring companies.

Roger H. Kimmel has been a director since August 1996. Mr. Kimmel has been Vice Chairman of Rothschild, Inc., an investment banking firm, since January 2001. Mr. Kimmel is a director of Weider Health and Fitness, a control stockholder of the Company. Mr. Kimmel is also Chairman of the Board of Endo Pharmaceutical Holdings, Inc., a company engaged in the development and sale of pharmaceutical products.

Brian P. McDermott has been a director since June 2001. Mr. McDermott has been a director, President, and/or Chief Executive Officer of Fitness Holdings International, Inc., a retail chain selling home fitness equipment, and its predecessor since November 2001. Mr. McDermott has also served as Chairman of the Board of Fitness Holdings International since November 2004. Mr. McDermott has served as President and Chief Executive Officer of Right Start Acquisition Company, a specialty retailer, from December 2003 to April 2008. Mr. McDermott was a director, President, and Chief Executive Officer of PartsAmerica.com, an online auto parts store, from May 2000 to July 2001. From 1988 to present, Mr. McDermott has been a general partner in Hancock Park Associates, a private equity firm, and has held various management and director positions in several of the firm’s portfolio companies. Mr. McDermott held various management positions with Leslie’s Poolmart, Inc. from 1988 to May 2000, including President and/or Chief Executive Officer from 1989 to December 1999 and Chairman of the Board from January 2000 to May 2000. From November 1994 to December 1998, Mr. McDermott served as Chairman of the Board of Busy Body, Inc., a specialty retailer of fitness equipment.

H.F. Powell has been a director since January 2000. Since 1997, Mr. Powell has been an independent consultant to various corporations. Prior to his retirement in 1996, Mr. Powell served as Executive Vice President and Chief Financial Officer of Nabisco, Inc. from 1994 through 1996 and President of Nabisco International from 1989 through 1994. Throughout his career, Mr. Powell served in various senior level finance and operating positions, including Executive Vice President of Nabisco International, Senior Vice President and Chief Financial Officer of Nabisco Brands, President of Nabisco Brands Canada and Senior Vice President and Chief Financial Officer of Standard Brands.

Glenn W. Schaeffer has been a director since December 2007. Mr. Schaeffer has been President and Chief Executive Officer of Fontainebleau Resorts LLC, a company that owns and operates luxury resorts, since May 2005. For the preceding 22 years, Mr. Schaeffer held various senior level management positions, including President and Chief Financial Officer, with Mandalay Resort Group, a leading company in the gaming industry.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Our business is managed under the direction of our Board. To assist in carrying out this responsibility, our Board has established a standing Executive Committee, Audit Committee, and Compensation Committee. We do not have a standing nominating committee. During fiscal 2008, our Board met ten times and acted by unanimous written consent two times. Each director attended at least 75% of the total number of meetings of our Board held during fiscal 2008 and the total number of meetings held during fiscal 2008 by all committees of our Board on which that director served, except for Mr. McDermott and Mr. Schaeffer. Although we do not have a policy with regard to Board members’ attendance at our Annual Meetings of Stockholders, all of the directors are encouraged to attend such meetings. All of our directors except one were present at our 2007 Annual Meeting of Stockholders.

Controlled Company Exemption Election; Independent Directors

We have determined that due to the beneficial ownership by Weider Health and Fitness of greater than 50% of the Voting Shares (approximately 92%), we are a “controlled company” as defined in the New York Stock Exchange (“NYSE”) listing standards. As such, we have elected to be exempted from the NYSE requirements that the Board have a majority of independent directors and that we have a separate nominating/corporate governance committee composed entirely of independent directors. Each of Messrs. Corey, McDermott, Powell, and Schaeffer has confirmed to the Board that neither he nor any member of his family has any relationship, commercial or otherwise, with the Company (other than as a stockholder and a director). Our Board has thus determined that each of Messrs. Corey, McDermott, Powell, and Schaeffer is independent, as determined in accordance with NYSE listing standards. Based on the relationships of Messrs. Weider, Lengvari, and Kimmel with Weider Health and Fitness, and the relationship of Mr. Wood as our Chief Executive Officer, the Board has determined that none of Messrs. Weider, Lengvari, Kimmel, and Wood are independent.

Executive Committee

The current members of the Executive Committee are Messrs. Weider, Lengvari, and Wood. During fiscal 2008, the Executive Committee met several times on an informal basis. The Executive Committee has the authority to determine questions of general policy with regard to our business, to the extent permitted by law.

Audit Committee

The current members of the Audit Committee are Messrs. Powell, Corey, McDermott, and Schaeffer. Mr. Powell serves as the Chairman of the Audit Committee. Mr. Schaeffer joined the Audit Committee upon his appointment to the Board in December 2007. During fiscal 2008, the Audit Committee met seven times. The Audit Committee operates pursuant to a written charter that was adopted by our Board in September 2004, a copy of which is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Audit Committee Charter from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

The Audit Committee’s responsibilities include:

•                 appointment, compensation, retention, and oversight of the independent auditors;

•                 consulting with the independent auditors with regard to the plan and scope of audit;

•                 reviewing, in consultation with the independent auditors, the report of audit or proposed report of audit and the accompanying management letter, if any;

•                 reviewing the impact of new or proposed changes in accounting principles or regulatory requirements;

•                 consulting with the independent auditors with regard to the adequacy of internal controls and, as appropriate, consulting with management regarding the same;

•                 pre-approval of audit and non-audit services performed and fees charged, and review of the possible effect of the performance of such services on the auditor’s independence;

•                 reviewing and approving related party transactions; and

•                 such other responsibilities set forth in the Audit Committee Charter or as directed by our Board from time to time.

Our Board has determined that all members of the Audit Committee are independent and financially literate, as those terms are defined in the NYSE listing standards, and are independent, as such term is defined under SEC rules. Our Board has also determined that H.F. Powell, Chairman of the Audit Committee, and Glenn W. Schaeffer qualify as audit committee financial experts as defined in SEC rules. See the section entitled “Nominees for Election to our Board of Directors” above for a description of Messrs. Powell’s and Schaeffer’s relevant experience.

Compensation Committee

The current members of the Compensation Committee are Messrs. McDermott, Corey, Powell, and Schaeffer, each of whom the Board has determined is independent, as that term is defined in the NYSE listing standards. Mr. McDermott serves as the Chairman of the Compensation Committee. Mr. Schaeffer joined the Compensation Committee upon his appointment to the Board in December 2007. During fiscal 2008, the Compensation Committee met five times. The Compensation Committee operates pursuant to a written charter that was adopted by our Board in September 2004, a copy of which is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Compensation Committee Charter from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

The Compensation Committee’s responsibilities include:

•                 reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, and evaluating our Chief Executive Officer’s performance in light of those goals and objectives;

•                 establishing and reviewing the compensation, including equity awards, bonuses, and all other forms of compensation for our directors, executive officers, and such other officers as directed by our Board;

•                 reviewing general compensation policies, programs, and guidelines for our employees and the criteria by which bonuses to our employees are determined;

•                 reviewing and approving all employment, severance, and change in control arrangements with our executive officers;

•                 acting as Administrator of our equity award plans; and

•                 such other responsibilities as set forth in the Compensation Committee Charter or as directed by our Board from time to time.

Mr. Wood, our Chief Executive Officer, annually reviews the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee). The Compensation Committee considers the recommendations of Mr. Wood in determining base salaries, adjustments to base salaries, annual cash incentive program targets and awards, and equity awards, if any, for executive officers. The Compensation Committee generally exercises its discretion in modifying any recommended adjustments or awards to executives. The Compensation Committee has the authority to retain consultants and advisors as it may deem appropriate in its sole discretion, and has the sole authority to approve related fees and other retention terms. Beginning in September 2004 and continuing into January 2006, the Compensation Committee retained the services of Triad Consultants, an independent compensation consulting firm, to advise the Compensation Committee with respect to our overall executive compensation programs, including benchmarking comparisons within and outside of our industry, long-term incentive programs, and our short-term versus long-term compensation balance. In addition, beginning in February 2008 and continuing to present, the Compensation Committee has retained the services of Exequity, an independent compensation consulting firm, to advise the Compensation Committee with respect to our overall executive and senior management compensation programs, including benchmarking comparisons and long-term incentive programs.

Nominating Committee Functions

As set forth in the NYSE listing standards, we are not required to have a nominating committee because we are a “controlled company.”  See “Controlled Company Exemption Election; Independent Directors” above. Because of this exemption, and because our Board believes that it is more appropriate for all of our directors to be involved in the process of nominating persons for election as directors, our Board does not have a nominating committee. Accordingly, our Board as a whole performs the functions of a nominating committee and is responsible for reviewing the requisite skills and characteristics of our directors. Our Board will consider candidates for nomination as a director recommended by stockholders, current directors, officers, third-party search firms, and other sources. Our Board considers stockholder recommendations for candidates in the same manner as those received from others.

For new candidates, our Board generally polls the directors and members of management for their recommendations. Our Board may engage a third-party search firm to identify candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. Our Board reviews the qualifications, experience, and background of all candidates. Final candidates are typically interviewed by both Board members and executive management.

Our Corporate Governance Guidelines state that members of the Board should possess the highest personal and professional ethics, integrity, and values, and be committed to serving the long-term interests of the Company’s stockholders. In identifying nominees, the Board also takes into consideration all other factors it considers appropriate with the goal of having a Board with backgrounds, skills, and experience in business, finance, and other areas relevant to the Company’s operations.

Our Board will consider stockholder suggestions for nominees for directorship. In order for our Board to consider a stockholder nominee, the stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any relationships, arrangements, or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of Company stockholdings. All communications should be submitted in writing to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104. Recommendations received after 120 days prior to the date of mailing of this year’s proxy (or June 1, 2009) will likely not be considered timely for consideration at next year’s Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our officers, including our principal executive officer, principal financial officer, and controller, employees, and directors. The Code of Business Conduct and Ethics is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Code of Business Conduct and Ethics from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Any amendment or waiver of our Code of Business Conduct and Ethics relating to any of our officers or directors will be disclosed on our website. In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted, and the date of the waiver will also be disclosed.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that cover areas such as director responsibilities and qualifications, management succession, and Board committees. A copy of these Guidelines is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Corporate Governance Guidelines from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Executive Sessions of Non-Management Directors

Our non-management directors regularly meet in executive sessions of the Board in which our management director and other members of management do not participate. These non-management sessions are generally scheduled on the same day as regularly scheduled quarterly meetings of our Board. The non-management directors preside over the meetings on a rotational basis. In addition, our independent directors meet in executive session at least once per year.

Compensation of Directors

Directors other than non-employee directors receive no compensation for serving on our Board. We do, however, reimburse all directors for their reasonable expenses incurred in connection with their activities as directors. The table below summarizes the compensation received by Messrs. Corey, Kimmel, Lengvari, McDermott, Powell, and Schaeffer, our non-employee directors, for the fiscal year ended May 31, 2008.

Director Compensation Table

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)(4)	Option Awards(3)(4)	All Other Compensation(5)	Total
Ronald L. Corey	$51,500	$39,721	$10,157	$138,500	$239,878
Roger H. Kimmel	$20,000	$57,721	$11,872	$228,500	$318,093
George F. Lengvari	$26,830	$21,389	—	—	$48,219
Brian P. McDermott	$46,500	$45,970	$17,265	$143,750	$253,485
H. F. Powell	$59,500	$26,387	$16,644	$177,500	$280,031
Glenn W. Schaeffer	$22,500	$16,666	—	—	$39,166

(1)         Fees Paid in Cash. In fiscal 2008, non-employee directors received an annual fee of $18,000. Each non-employee director may elect to receive the annual fee in restricted stock or restricted stock units (vesting in four equal installments on the last day of each fiscal quarter) in lieu of cash. Mr. Kimmel elected to receive his annual fee in restricted stock units for fiscal 2008. In addition to the annual fee, each non-employee director received $2,000 for each Board meeting attended, $1,500 for each Audit Committee meeting attended and $1,000 for each Compensation Committee meeting attended. Messrs. Corey, McDermott, Powell, and Schaeffer are each a member of the Audit Committee and the Compensation Committee. The Chairman of the Audit Committee, currently Mr. Powell, received an additional annual fee of $6,000, and the Chairman of the Compensation Committee, currently Mr. McDermott, received an additional annual fee of $3,000. Mr. Lengvari became a non-employee director effective as of our 2007 Annual Meeting of Stockholders. Mr. Schaeffer was appointed to the Board effective as of December 1, 2007.

(2)         The amounts shown are the compensation costs recognized by us in fiscal 2008 related to certain automatic grants of restricted stock or restricted stock units (each of which represents the right to receive one share of our Class A common stock), as prescribed under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (“Financial Accounting Standards No. 123R”). For a discussion of valuation assumptions, see Note 13, “Stock-Based Compensation Plans,” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2008; except that, for purposes of the amounts shown, no forfeitures were assumed to take place.

Annual and Initial Director Grants.  Effective as of our 2006 Annual Meeting of Stockholders, we modified our initial, annual and three-year equity grant program for non-employee directors generally eliminating option grants and granting restricted stock or restricted stock units instead. As of the 2006 Annual Meeting of Stockholders, each non-employee director is entitled to receive upon initial appointment or election to the Board, an initial grant of restricted stock or restricted stock units with a fair market value on the grant date of $40,000, and an annual grant, on the date of each Annual Meeting of Stockholders occurring at least nine months after the initial appointment or election, of restricted stock or restricted stock units with a fair market value on the grant date of $50,000 (in each case, subject to adjustment from time to time by the Board). These restricted stock and restricted stock units vest in substantially equal annual installments over a period of approximately three years from the grant date, subject to continued service on the Board.

Three-Year Service Grants.  Each non-employee director who had been a member of our Board for a three year service period as of October 3, 2001 or thereafter, was automatically granted an option to purchase 15,000 shares of our Class A common stock as of October 3, 2001, if applicable, and as of the expiration of each three year service period. These options vested immediately upon grant. Effective as of our 2006 Annual Meeting of Stockholders, upon completion of the respective then current three year service period on the Board (for which no options, restricted stock, or restricted stock units had been previously granted), each non-employee director is granted immediately vested options covering 15,000 shares of Class A common stock in recognition of his service over such past three year period. Thereafter, restricted stock or restricted stock units replace the immediately vested three year service period options. Thus, on the first day of a director’s next three year service period, the director is also granted restricted stock or restricted stock units with a fair market value on the grant date of $60,000 (subject to adjustment from time to time by the Board). These restricted stock and restricted stock units cliff vest in one installment on the third anniversary of the grant date, subject to the director’s continued service on the Board during such three years.

Grants in Lieu of Fees.  Each non-employee director may elect to receive the $18,000 annual fee in restricted stock or restricted stock units, vesting in four equal installments on the last day of each fiscal quarter, in lieu of cash. Mr. Kimmel elected to receive his annual fee in restricted stock units, and on June 1, 2007 received 2,586 restricted stock units with a fair market value of $18,000 based on the closing price of our Class A common stock on the NYSE on the day preceding the grant date ($6.96).

The following table sets forth information regarding the annual grants of restricted stock units (RSUs) and shares of restricted stock (RS), the initial and three-year grants of restricted stock or restricted stock units and the restricted stock units granted in lieu of fees.

Director	Grant Date	Grant Date Fair Value	Number of Restricted Shares/RSUs	Type of Award	Fiscal 2008 Compensation Cost
Ronald L. Corey	October 24, 2006	$50,000	8,090	Annual RSU	$16,665
	October 4, 2007	60,000	10,889	3yr. RSU	13,334
	October 25, 2007	50,000	8,726	Annual RSU	9,722

Roger H. Kimmel	October 24, 2006	$50,000	8,090	Annual RSU	$16,665
	October 4, 2007	60,000	10,889	3yr. RSU	13,334
	June 1, 2007	18,000	2,586	RSU in lieu of fees	18,000
	October 25, 2007	50,000	8,726	Annual RSU	9,722

George L. Lengvari	October 25, 2007	$50,000	8,726	Annual RS	$9,722
	October 25, 2007	60,000	10,471	3yr. RS	11,667

Brian P. McDermott	October 24, 2006	$50,000	8,090	Annual RSU	$16,665
	June 9, 2007	60,000	8,836	3yr. RS	19,583
	October 25, 2007	50,000	8,726	Annual RS	9,722

H.F. Powell	October 24, 2006	$50,000	8,090	Annual RSU	$16,665
	October 25, 2007	50,000	8,726	Annual RSU	9,722

Glenn W. Schaeffer	December 1, 2007	$40,000	7,142	Initial RS	$6,666
	December 1, 2007	60,000	10,714	3yr. RS	10,000

(3)          Director Options.  The amounts shown are the compensation costs recognized by us in fiscal 2008 related to grants of stock options in fiscal 2008 and in prior fiscal years, as described in Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 13, “Stock-Based Compensation Plans,” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2008; except that for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

Director	Grant Date	Exercise Price	Number of Shares in Original Grant	Fiscal 2008 Compensation Cost
Ronald L. Corey	October 3, 2007	$5.50	15,000	$(6,487)
	October 25, 2005	5.27	12,500	8,717
	October 26, 2004	4.27	12,500	4,281

Roger H. Kimmel	October 3, 2007	$5.50	15,000	$(6,482)
	October 25, 2005	5.27	12,500	8,717
	October 26, 2004	4.27	17,500	5,991

Brian P. McDermott	June 8, 2007	$5.27	15,000	$621
	October 25, 2005	5.27	12,500	8,717
	October 26, 2004	4.27	12,500	4,281

H.F. Powell	October 25, 2005	$5.27	12,500	$8,717
	October 26, 2004	4.27	12,500	4,281

Prior to our 2006 Annual Meeting of Stockholders, upon initial appointment or election to our Board, non-employee directors had the right to receive options to purchase 20,000 shares of Class A common stock, and upon each Annual Meeting of Stockholders occurring at least nine months after the date of appointment or election to our Board, had the right to receive options to purchase 12,500 shares of Class A common stock. These options vested in equal annual installments over three years and had a term of eight to ten years. All options were granted with an exercise price equal to the closing price of our Class A common stock on the day preceding the grant date.

As discussed in footnote 2 above, each non-employee director who had been a member of our Board for a three year service period as of October 3, 2001, was granted an option to purchase 15,000 shares of our Class A common stock and was automatically granted an option to purchase 15,000 shares of our Class A common stock as of the expiration of each subsequent three year service period. Each non-employee director who had not served a three year service period as of October 3, 2001, was granted an option to purchase 15,000 shares of our Class A common stock as of the completion of each of his three year service periods. These options vested immediately upon grant. Effective as of our 2006 Annual Meeting of Stockholders, upon completion of the respective current three year service period on the Board (for which no options, restricted stock, or restricted stock units had been granted), each non-employee director is granted immediately vested options covering 15,000 shares of Class A common stock in recognition of his service over such past three year period. Thereafter, restricted stock or restricted stock units replace the immediately vested three year service period options.

Dividend Equivalent Rights. The amounts shown also include $3,646 expensed but not paid for each of Messrs. Corey, Kimmel, McDermott, and Powell relating to the granting of dividend equivalent rights to holders of unvested options in connection with our payment of the Special Cash Dividend of $1.50 per share on August 13, 2007 to all holders of our common stock. To preserve the value of our outstanding options, we granted special dividend equivalent rights to each of our employees and non-employee directors holding outstanding stock options, with each dividend equivalent right representing the right to receive in cash an amount equal to the Special Cash Dividend for each share of Class A common stock underlying each outstanding stock option held on the dividend record date of July 31, 2007. With respect to stock options vested on the dividend record date, the special dividend equivalent right was paid on the dividend payment date of August 13, 2007 (see footnote 5 below). With respect to stock options outstanding as of the dividend record date that subsequently vest, the special dividend equivalent right is paid on the first day of the succeeding fiscal quarter following the date of vesting of each of the stock options.

(4)         Year End Outstanding Equity Awards.  The table below shows the aggregate number of option awards (exercisable and unexercisable) and unvested stock awards outstanding for each director (excluding our Chief Executive Officer) as of May 31, 2008.

Director	Options Outstanding at Fiscal Year End	Stock Awards Outstanding at Fiscal Year End
Eric Weider	0	0
George F. Lengvari	0	19,197
Ronald L. Corey	104,500	25,008
Roger H. Kimmel	159,500	25,008
Brian P. McDermott	100,000	22,955
H.F. Powell	102,500	14,119
Glenn W. Schaeffer	0	17,856

(5)          Cash Dividends Paid.  The amounts shown are amounts paid relating to dividend equivalent rights granted in connection with our payment of a Special Cash Dividend of $1.50 per share on August 13, 2007 to all holders of our common stock. To preserve the value of our outstanding options, we granted special dividend equivalent rights to each of our employees and non-employee directors holding outstanding stock options, with each dividend equivalent right representing the right to receive in cash an amount equal to the Special Cash Dividend for each share of Class A common stock underlying each outstanding stock option held on the dividend record date of July 31, 2007. With respect to stock options vested on the dividend record date, the special dividend equivalent right was paid on the dividend payment date of August 13, 2007. With respect to stock options outstanding as of the dividend record date that subsequently vest, the special dividend equivalent right is paid on the first day of the succeeding fiscal quarter following the date of vesting of each of the stock options. See footnote 3 above for additional discussion of dividend-related expense for directors.

We do not offer our non-employee directors any perquisites or other forms of compensation.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers as of the Record Date.

Name	Age	Position with the Company
Bruce J. Wood	58	Chief Executive Officer, President and Director
Joseph W. Baty	51	Executive Vice President and Chief Financial Officer
Thomas H. Elitharp	59	Executive Vice President-Operations and Support Services
Daniel A. Thomson	44	Executive Vice President-Business Development, General Counsel and Corporate Secretary

Set forth below are descriptions of the backgrounds of our current executive officers. For a description of the background of Mr. Wood, see “Nominees for Election to our Board of Directors” above. We are not aware of any family relationships among any of our directors and executive officers.

Mr. Baty has served as Executive Vice President and Chief Financial Officer since November 1999. From January 1997 to October 1999, Mr. Baty served as Senior Vice President-Finance. Prior to joining us, Mr. Baty was a certified public accountant and partner at KPMG LLP, which he joined in 1984.

Mr. Elitharp has served as Executive Vice President-Operations and Support Services since June 2001. From September 1997 to May 2001, Mr. Elitharp served as Senior Vice President-Operations. Prior to joining us, Mr. Elitharp held numerous positions with Welch Foods Inc., a manufacturer of food products, for over 18 years, most recently as Director of Operations for its East Coast manufacturing locations.

Mr. Thomson has been with the Company since 1998, and currently serves as Executive Vice President-Business Development, General Counsel and Corporate Secretary. Mr. Thomson has also served as Senior Vice President-Business Development from June 2001 to July 2005 and Senior Vice President-General Counsel from July 1998 to July 2005. Prior to joining us, Mr. Thomson was in private law practice in the corporate and securities departments of Latham & Watkins and LeBoeuf, Lamb, Greene & MacRae.

The Company and Mr. Thomson are currently discussing a change in his status from employee to consultant, which is expected to occur on or about November 1, 2008.  It is currently expected that the consulting agreement would be for a term not to exceed twelve months and would provide for consulting fees in an amount substantially similar to Mr. Thomson’s current annual cash compensation, but would exclude any new grants of equity awards.

EXECUTIVE COMPENSATION

Compensation Overview

Introduction

We qualify as a “smaller reporting company” under the rules of the SEC and as such have elected to provide an overview and summary of our compensation program in lieu of the Compensation Discussion and Analysis. This Compensation Overview section discusses the compensation programs and policies for our executive officers and the Compensation Committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our executive officers, including our “named executive officers” which for fiscal 2008 under the smaller reporting company rules consist of:

•                 Bruce J. Wood, our Chief Executive Officer, President and Director,

•                 Joseph W. Baty, our Executive Vice President and Chief Financial Officer, and

•                 Thomas H. Elitharp, our Executive Vice President-Operations and Support Services.

General Philosophy and Objectives

The Compensation Committee attempts to promote our financial and operational success by attracting, motivating, and assisting in the retention of key employees who demonstrate the highest levels of ability and talent. The overall objectives of our compensation policies and practices are to:

•                  provide competitive compensation arrangements to attract and retain highly qualified executives and other key employees;

•                  motivate our executive officers and other key employees by aligning pay and performance and subjecting a significant portion of our executive officers’ compensation to the achievement of pre-established short-term corporate financial performance objectives;

•                  create value in the Company and align the interests of our stockholders and executives by providing long-term incentive awards that are based on pre-established long-term corporate performance objectives; and

•                  ensure that our executive officers serve the best interests of our stockholders in the event of a proposed change in control transaction without concern over their personal financial security.

Each element of our compensation program is designed to satisfy one or more of these compensation objectives, and each element is an integral part of and supports our overall compensation objectives. Our executive officer compensation program currently is composed of base salary, an annual cash incentive program that is based on our financial performance measured against specific pre-established goals, and certain severance and change in control benefits. In addition, during the period from January 1, 2006 until May 31, 2008 we provided performance-based restricted stock units that provided an opportunity to earn stock based on our long-term financial performance.  These units vested on May 31, 2008 and the Compensation Committee is currently reviewing with its compensation consultant a new performance-based long-term incentive program. With the introduction of long-term performance-based equity incentive programs and the reduction of the executives’ percentage of base salary used to determine the target annual bonus amount beginning in fiscal 2006, the Compensation Committee has provided more emphasis on long-term versus short-term compensation incentives.

Determination of Compensation

Compensation Committee Retention of Compensation Consultant. From time to time, the Compensation Committee retains the services of independent compensation consulting firms. Beginning in February 2008, the Compensation Committee retained Exequity, an independent compensation consulting firm, to advise the Compensation Committee with respect to our overall executive compensation programs, particularly with respect to review and implementation of a new performance-based long-term incentive program.

Previously, beginning in September 2004 and continuing into January 2006, the Compensation Committee retained the services of Triad Consultants, an independent compensation consulting firm, to advise the Compensation Committee with respect to our overall executive compensation programs, including benchmarking comparisons within and outside of our industry, long-term incentive programs, and our short-term versus long-term compensation balance. The compensation consultant used eight separate published survey sources (Executive Compensation Services, Top Management Report; Executive Compensation Services, Top Management Regression Analysis; Wm. M. Mercer Incorporated Executive Compensation Report; Wm. M. Mercer Incorporated Executive Compensation Regression Report; Wm. M. Mercer Incorporated Finance, Accounting & Legal Report; Wm. M. Mercer Incorporated Finance, Accounting & Legal Regression Report; National Executive Compensation Survey; and Conference Board, Total Executive Compensation Report), and the proxies of 15 companies in our or a related industry.

The compensation consultant noted that our fiscal 2006 base salaries were approximately at the median of the labor market, and our target annual cash compensation was at or above the third quartile. The consultants recommended shifting compensation by reducing the annual cash bonus compensation target percentages and shifting such annual bonus compensation into a variable long-term incentive plan to achieve better balance in our incentive compensation system. In March 2006, upon review and consideration of the compensation consultant’s presentation and recommendations, the Compensation Committee approved a long-term incentive plan for certain management employees (including our named executive officers), granting performance-based restricted stock units based on a performance period from January 1, 2006 through May 31, 2008, and reduced the percentage of base salary used to determine the target annual bonus payable for our executive officers under our annual cash incentive program.  During fiscal 2007, management retained Pearl Myers Partners to provide certain benchmarking information regarding management compensation.  Management provided the benchmarking information to the Compensation Committee.

Involvement of our Chief Executive Officer. Mr. Wood, our Chief Executive Officer, annually reviews the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee). The Compensation Committee considers the recommendations of Mr. Wood in determining base salaries, adjustments to base salaries, annual cash incentive program targets and awards, and equity awards, if any, for executive officers. The Compensation Committee generally exercises its discretion in modifying any recommended adjustments or awards to executives.

Components of Compensation

Base Salary. Base salaries provide our executive officers with a degree of financial certainty and stability. A competitive base salary is necessary to the development and retention of capable management and is consistent with our long-term goals. Base salaries for executives are determined based upon the Compensation Committee’s evaluation of, among other factors, the responsibilities of the position held, the experience and tenure with the Company of the individual, the job performance of the individual, our general practice to target salary levels at competitive median levels, our overall financial results, and general economic conditions.

We generally make salary adjustments as of August 1 of each year. Annual base salaries were increased for the 2008 fiscal year (effective August 1, 2007) as follows: 1.4% for Mr. Wood, 2.3% for Mr. Baty, and 2.3% for Mr. Elitharp. These increases were approved by the Compensation Committee at its July 16, 2007 meeting and became effective August 1, 2007. In making its determinations, the Compensation Committee reviewed information regarding the salary increases as proposed by our Chief Executive Officer. The salary increases were based on a variety of factors, including (i) a review by the Compensation Committee and our Chief Executive Officer of the individual performance and job functions of the executives during fiscal 2007, (ii) “cost of living” adjustment and market movement in base salaries over the prior year; and (iii) individual comparison of salaries to the comparable positions at other companies (as provided by Pearl Meyer & Partners to management). No formulaic base salary increases are provided to the named executive officers.

Of the named executive officers, only Mr. Wood has a minimum salary set by his employment agreement. Mr. Wood’s prior employment agreement, originally entered into in June 2002, expired on May 31, 2007 (the”2002 Employment Agreement”). Effective June 1, 2007, we entered into a new employment and change in control agreement with Mr. Wood (the “2007 Employment Agreement”), which sets his minimum salary level at $488,000 (his then current salary), subject to adjustment by the Compensation Committee (which was adjusted to $495,000 effective as of August 1, 2007). In setting Mr. Wood’s minimum base salary level in his 2007 Employment Agreement and adjusting his salary effective as of August 1, 2007, the Compensation Committee considered a variety of factors, including (i) a review by the Compensation Committee of Mr. Wood’s performance and job functions, and (ii) “cost of living” adjustment and market movement in base salaries over the prior year. Mr. Wood’s 2007 Employment Agreement also contains certain provisions relating to compliance with the provisions of Code Section 409A. The renewal of Mr. Wood’s employment agreement was also discussed by the Compensation Committee with the Board.

Annual Performance-Based Cash Bonuses. The management annual incentive program has been established to reward participants for their contributions to the achievement of Company financial performance. Approximately 93 employees participated in the bonus program for fiscal 2008. The aggregate amount of the bonuses awarded in fiscal 2008 is determined by reference to our financial performance.

As discussed below, our performance against a pre-established financial performance target for the fiscal year determines the amount of aggregate bonus pool available for participants in the bonus program and the actual bonus amount a participant may receive. Among the named executive officers, only Mr. Wood’s employment agreement provides parameters for his annual bonus. Mr. Wood’s 2007 Employment Agreement sets his target bonus percentage at 70% of base salary. Target bonuses for the other named executive officers and program participants also are expressed as a percentage of base salary, and for fiscal 2008 were 55% for Messrs. Baty and Elitharp. Actual bonus amounts are determined shortly after fiscal year end. Our Chief Executive Officer, and at times other members of senior management, presents the final calculation to the Compensation Committee. The Compensation Committee then reviews the bonus calculation, methodology and the previously approved annual incentive program financial performance target and structure for the applicable fiscal year.

The Compensation Committee approved the fiscal 2008 management annual bonus plan following its review with the Chief Executive Officer of the proposed annual bonus structure for 2008, its review of information relating to annual incentive costs (historical and prospective), and its consideration of the reduction in executive target percentages as compared to prior fiscal years. For fiscal 2008, the Compensation Committee established the financial performance target to be based on our performance against a pre-established target grid for “pre-bonus income from continuing operations before income taxes” (“IBT”). The general parameters of the grid were similar to the prior fiscal year, which was based on recommendations made by Triad Consulting in connection with its review of executive compensation in fiscal 2006. Based on the IBT grid, the bonus amount for each participant would be 100% of target if we attained target IBT of $22.2 million, 30% of target if we attained threshold IBT of $12.4 million and 150% of target if we attained a maximum IBT of $28.0 million. No bonus is payable, however, if the threshold IBT is not met. The IBT grid also determines the total funds placed in the pool for payout to all participants in the plan. For fiscal 2008, at target IBT, funds of $2.59 million would be placed in the pool, at threshold IBT, funds of $0.78 million would be placed in the pool, and at maximum IBT, funds of $3.9 million would be placed in the pool. For fiscal 2008, approximately $2.62 million was placed in the bonus pool and paid out, based on pre-bonus IBT of approximately $22.3 million (or a financial performance score of 100.8% of target). Mr. Baty also received a discretionary cash bonus of $50,000 for his performance and contributions to the Company during fiscal 2008.

The bonus program for fiscal 2009 is similarly based on the Company’s performance of pre-bonus IBT against pre-established target levels.

Equity Awards and Performance-Based Long-Term Awards. Our equity incentive plans have been established to provide employees with an opportunity to share, along with stockholders, in the long-term performance of the Company. Stock options, restricted stock and performance-based restricted stock units are intended to help motivate and retain key employees. These awards also more closely align the employees’ interests with those of our stockholders, and focus management on building profitability and long-term stockholder value. The exercise price of our stock options is set at a price equal to the fair market value (as defined in our equity incentive plans) of the Class A common stock on the date of grant. The options therefore do not have any value to the employee unless the market price of the Class A common stock rises. Due in large part to the introduction of the long-term incentive program in fiscal 2006, as discussed below, the Compensation Committee did not grant any options to executives during fiscal 2006, 2007 or 2008. The Compensation Committee believes that performance-based equity awards serve as a more effective incentive tool for senior management than options as the equity awards vest based solely on our strategic performance, preserve an equity ownership feature, and act as a retention device throughout the performance period. The Compensation Committee continues to use options as an incentive and retention tool for certain non-senior management employees.

On March 20, 2006, we granted a total of 1,437,200 performance-based restricted stock units (the “Units”) to certain management employees, including our named executive officers. Each Unit represented the right to receive one share of our Class A common stock, subject to certain performance-based vesting requirements. To achieve an appropriate balance between annual and long-term incentives (and taking into consideration the reductions in annual bonus target percentages that occurred in connection with the issuance of the Units), the number of Units granted was based on a median-competitive multiple of base salary for long-term incentives, with a multiple of 1.5 times for Mr. Wood, and a multiple of 1.00 times for Messrs. Baty and Elitharp. These median-competitive multiples of base salary determined the amount of Units that would vest at target performance, or approximately 70% of the Units granted, with the full grant amount increased from target by a factor of 1.43 (1 divided by 0.70) to allow for upside opportunity and increased incentives.

We believe that business value creation, rather than stock price alone, was an appropriate measure of long-term performance for us, particularly in a closely held context such as our Company.  Under our long-term incentive program, the vesting of the Units, if any, was determined at the end of the performance period based on our Business Value Created or “BVC” over the performance period that commenced on January 1, 2006 and ended on May 31, 2008. BVC employed a formula comprised of two components, targeted operating earnings and targeted return on net capital. Under the formula, BVC equals our cumulative change in operating earnings (prior to any expense related to these Units) over the performance period (beginning with a $0 base period operating earnings amount) multiplied by four, and adjusted up or down by the cumulative change in our return on net capital (excluding any change in net cash position) over the performance period (beginning with a base period net capital of $46,329,000). In connection with our payment of the Special Cash Dividend of $1.50 per share on August 13, 2007, and in order to preserve the economic benefit of the outstanding Units, the Compensation Committee amended the BVC formula to provide that the determination of operating earnings would exclude any accounting charges resulting from payment of the Special Cash Dividend and the special dividend equivalent rights discussed below.

The Compensation Committee established a BVC performance vesting grid to measure BVC at the end of the performance period on May 31, 2008. Based on the BVC performance grid, if our actual BVC performance as of May 31, 2008 was equal to the BVC minimum threshold of $12,600,000, 10% of the Units would vest; if our actual BVC performance was equal to the BVC target threshold of $70,800,000, 70% of the Units would vest; if our actual BVC performance was equal to or exceeded the maximum threshold of $82,000,000, 100% of the Units would vest; with pro-rata vesting between such thresholds in accordance with the pre-established performance vesting grid. Vesting of the Units was also subject to the executive’s continued employment with us through the end of the performance period, unless the executive’s employment is terminated by us without cause or by the executive for good reason, in the event of the executive’s death or disability, or in the event of a change in control, as more fully described under “Potential Payments Upon Termination or Change in Control.” Units that did not vest were forfeited.

Based on the pre-established BVC formula and performance vesting grid, the Compensation Committee determined that our actual BVC for the performance period was $91,200,000 (which exceeded the maximum performance target) and, accordingly, 100% of the Units vested. Messrs. Wood and Baty had previously elected to defer the receipt of any shares to be issued upon the vesting of the Units until a specified future date.

In February 2008, the Compensation Committee retained the services of Exequity, an independent compensation consulting firm, to advise the Compensation Committee with respect to the review and implementation of a new long-term incentive program for future periods. Although certain elements may be different than the long-term performance plan that ended as of

May 31, 2008, the Compensation Committee anticipates that any future plan for executives will also be a performance-based incentive plan.

Special Cash Dividend in Fiscal 2008. In order to preserve the value of our outstanding options, we granted special dividend equivalent rights to each of our employees and non-employee directors holding outstanding stock options, with each dividend equivalent right representing the right to receive in cash an amount equal to the Special Cash Dividend for each share of Class A common stock underlying each outstanding stock option held on the dividend record date of July 31, 2007. With respect to stock options vested on the dividend record date, the special dividend equivalent right was paid on the dividend payment date of August 13, 2007. With respect to stock options outstanding as of the dividend record date that subsequently vest, the special dividend equivalent right is paid on the first day of the next fiscal quarter following the date of vesting of the stock options.

Additionally, we clarified that the dividend equivalents previously granted in connection with the outstanding performance-based Units held by senior management and the restricted stock units held by our non-employee directors would include and be payable with respect to the Special Cash Dividend, to the extent such units ultimately vest. The effect of the dividend equivalent rights and the dividend equivalents is to provide each holder of outstanding stock options or restricted stock units with the same economic value immediately after the time our Class A common stock began trading ex-dividend as such holder had immediately prior to such time.

Perquisites and Other Benefits. We offer medical, dental, vision, disability and life insurance plans, in which executives participate on the same basis as all other employees. We also provide matching contributions under our 401(k) Plan, for which executives also participate on the same basis as all other employees. Under our 401(k) Plan, we contribute 50% of an employee’s contributions up to six percent of the employee’s wages (which increased to up to seven percent as of January 1, 2008), subject to certain federal law maximum amounts. The employer matching contributions vest 20% per year of service. We also provide car allowances to certain management employees, including our named executive officers.

Severance and Change in Control Agreements. We have entered into employment-related agreements with each of our named executive officers that generally provide for severance and/or other benefits upon (i) a change in control, (ii) a termination of employment without cause or for good reason during the period beginning 90 days prior to and concluding 12 months following a change in control, or (iii) a termination of employment without cause or for good reason. These agreements have been in place for several years and have been subsequently renewed, with the last renewals effective as of June 2007 for Mr. Wood and September 2007 for Messrs. Baty and Elitharp. These agreements are designed to retain our executive officers, provide continuity of management in the event of an actual or threatened change in control, and ensure that our executive officers’ compensation and benefits expectations would be satisfied in such event. A description of the material terms of these agreements can be found under “Potential Payments Upon Termination or Change in Control – Severance and Change in Control Agreements.”

Tax Considerations. Code Section 162(m) limits a public company’s federal income tax deduction for compensation paid in excess of $1,000,000 to any of its five most highly compensated executive officers. However, certain “performance-based” compensation, including awards of stock options, is excluded from the $1,000,000 limit if specific requirements are met. When granted, the Units issued in fiscal 2006 pursuant to the long-term performance-based incentive plan were intended to qualify as “performance-based” compensation under Code Section 162(m). However, the amendment to our BVC formula in connection with the payment of our Special Cash Dividend in August 2007 likely will result in the Units no longer qualifying as “performance-based” compensation under Code Section 162(m). Our options are also intended to qualify as “performance-based” compensation under Code Section 162(m).

While the tax impact of any compensation arrangement is one factor that is considered by the Compensation Committee, such impact is evaluated in light of the compensation policies discussed above. The Compensation Committee’s compensation determinations have generally been designed to maximize the Company’s federal income tax deduction for possible application in future years. However, from time to time compensation may be awarded that is not deductible or fully deductible if it is determined that such award is consistent with the overall design of the compensation program and in the best interests of the Company and its stockholders.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended May 31, 2008 and 2007.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Bruce J. Wood
Chief Executive Officer,	2008	$493,833	—	$1,604,250	—	$349,272	$844,690	$3,292,045
President and Director	2007	$485,000	—	$1,031,673	$9,758	$333,636	$18,240	$1,878,307

Joseph W. Baty
Executive Vice President	2008	$269,000	$50,000	$741,190	—	$149,688	$303,415	$1,513,293
and Chief Financial Officer	2007	$262,667	—	$494,099	$8,587	$160,871	$15,840	$942,064

Thomas H. Elitharp
Executive Vice President-	2008	$234,167	—	$646,917	—	$130,284	$211,540	$1,222,908
Operations and Support Services	2007	$228,833	—	$432,720	$8,587	$137,420	$15,840	$823,400

(1)         Includes any amount of salary deferred under our 401(k) Plan otherwise payable in cash during the year. We make annual salary adjustments as of August 1 of each fiscal year.

(2)         For Mr. Baty, amount represents a discretionary cash bonus of $50,000 for his performance and contributions to the Company during fiscal 2008.

(3)         The amounts shown include the compensation cost recognized by us in fiscal 2008 and 2007 related to the shares of restricted stock issued on August 16, 2002 to Messrs. Wood, Baty and Elitharp, as described in Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 13, “Stock-Based Compensation Plans,” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2008; except that for purposes of the amounts shown, no forfeitures were assumed to take place. These restricted shares of our Class A common stock were issued under our 1997 Equity Participation Plan and vested in five equal annual installments commencing on the first anniversary of the grant date, subject to continued service with us. No other shares of service-vested restricted stock have been granted to our named executive officers during fiscal 2008 or during prior fiscal years for which compensation expense would be recognized during fiscal 2008 or 2007. Shares of unvested restricted stock earn dividends paid on our Class A common stock.

Amounts also include the compensation cost recognized by us in fiscal 2008 and 2007 related to the performance-based restricted stock units that were granted on March 20, 2006 to certain officers and employees, including 417,800 Units to Mr. Wood, 191,900 Units to Mr. Baty, and 167,400 Units to Mr. Elitharp, as described in Financial Accounting Standards No. 123R. The grant date fair value of each Unit was $5.11. The Units vested on May 31, 2008 at 100% based on our performance in relation to certain specified pre-established performance criteria targets over a performance period beginning on January 1, 2006 and expiring on May 31, 2008. The performance criteria upon which the Units vested was based upon a Business Value Created or “BVC” formula, which included two performance criteria components: operating earnings and return on net capital. We recognized compensation expense over the performance period based on a periodic assessment of the probability that the performance criteria would be achieved. See “Compensation Overview – Equity Awards and Performance-Based Long-Term Awards” and the “Option Exercises and Stock Vested” table for additional information.

The amounts shown also include $626,700, $287,850, and $251,100 expensed but not paid (as of May 31, 2008) for each of Messrs. Wood, Baty, and Elitharp, respectively, relating to dividend equivalent rights granted to holders of the performance-based restricted stock Units in connection with our payment of a Special Cash Dividend of $1.50 per share on August 13, 2007 to all holders of our common stock. In connection with the Special Cash Dividend, we clarified that the dividend equivalents previously granted regarding the outstanding performance-based Units held by senior management would include and be payable with respect to the Special Cash Dividend, to the extent such Units ultimately vested. As described above, the Units vested at 100% based on our performance in relation to certain specified pre-established performance criteria. The dividend equivalents relating to the performance-based Units are paid upon the conversion of the vested Units into shares of Class A common stock. Messrs. Wood and Baty had previously elected to defer the receipt of any shares to be issued upon the vesting of the Units until a specified future date.

(4)         For fiscal 2008, the amounts shown represent the annual bonus performance awards earned under our annual management incentive cash bonus program for services rendered during fiscal 2008, which was based 100% on the

Company’s performance against target IBT. For fiscal 2008, the financial performance target IBT was approximately 100.8% (based on a pre-bonus IBT of approximately $22.3 million). There were no individual performance objectives as part of the annual bonus performance awards in fiscal 2008. See “Compensation Overview — Annual Performance-Based Cash Bonuses” and the “Grants of Plan-Based Awards” table for additional information on the annual management incentive bonus program.

(5)         The amounts shown include our incremental cost for the provision to each of the named executive officers of car allowances, matching contributions made under our 401(k) Plan, and certain dividend equivalent rights payments as follows:

Named Executive Officer	Year	401(k) Plan Company Contributions	Car Allowance	Dividend Equivalent Rights
Bruce J. Wood	2008	$8,050	$11,640	$825,000
Joseph W. Baty	2008	$8,050	$9,240	$286,125
Thomas H. Elitharp	2008	$8,050	$9,240	$194,250

The amounts shown relating to dividend equivalent rights were paid in connection with our payment of a Special Cash Dividend of $1.50 per share on August 13, 2007 to all holders of our common stock. To preserve the value of our outstanding options, we granted special dividend equivalent rights to each of our employees and non-employee directors holding outstanding stock options, with each dividend equivalent right representing the right to receive in cash an amount equal to the Special Cash Dividend for each share of Class A common stock underlying each outstanding stock option held on the dividend record date of July 31, 2007. With respect to stock options vested on the dividend record date, the special dividend equivalent right was paid on the dividend payment date of August 13, 2007 and is reflected above in this table. All options held by Messrs. Wood, Baty, and Elitharp were vested on the dividend record date.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for fiscal 2008:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold	Target	Maximum
Bruce J. Wood	July 16, 2007	$103,950	$346,500	$519,750
Joseph W. Baty	July 16, 2007	$44,550	$148,500	$222,750
Thomas H. Elitharp	July 16, 2007	$38,775	$129,250	$193,875

(1)               The amounts shown represent the possible payout values of annual bonus performance awards under our annual management incentive cash bonus program for fiscal 2008. For fiscal 2008, the actual bonus amount a participant could receive was dependent on our financial performance against pre-established IBT objectives. Target bonuses for the named executive officers for fiscal 2008 were expressed as a percentage of base salary. The “threshold” amounts shown assume that each participant’s bonus amount was based on performance at 30% of target. The “target” amounts shown assume that each participant’s bonus amount was based on performance at 100% of target. The “maximum” amounts shown assume that each participant’s bonus amount was based on performance at 150% of target. See “Compensation Overview —Annual Performance-Based Cash Bonuses” for additional information on the annual management incentive bonus program. See the “Summary Compensation Table” for the actual payouts made under this program for fiscal 2008.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at May 31, 2008. The previously outstanding performance-based restricted stock units vested as of May 31, 2008. Please see the “Option Exercises and Stock Vested” table for more information regarding the performance-based restricted stock units.

	Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Bruce J. Wood	25,000	0	$4.82	12/07/2011
	450,000	0	$1.59	4/10/2011
	75,000	0	$3.00	1/25/2009

Joseph W. Baty	22,000	0	$4.82	12/07/2011
	78,750	0	$1.59	4/10/2011
	60,000	0	$3.00	1/25/2009
	30,000	0	$3.00	1/25/2009

Thomas H. Elitharp	22,000	0	$4.82	12/07/2011
	37,500	0	$1.59	4/10/2011
	60,000	0	$3.00	1/25/2009
	10,000	0	$3.00	1/25/2009

Option Exercises and Stock Vested

The following table summarizes the stock award vesting for each of our named executive officers for the fiscal year ended May 31, 2008.  No options were exercised by any of the named executive officers during fiscal 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Type of Award	Value Realized on Vesting(1)
Bruce J. Wood	14,600		Restricted Stock	$105,850
	417,800	(2)	RSUs	$2,619,606
Joseph W. Baty	19,200		Restricted Stock	$139,200
	191,900	(2)	RSUs	$1,203,213
Thomas H. Elitharp	17,800		Restricted Stock	$129,050
	167,400	(2)	RSUs	$1,049,598

(1)     Represents the closing price of a share of our Class A common stock on the date of vesting multiplied by the number of shares that vested.

(2)     Amounts represent the vesting of performance-based restricted stock units that were granted on March 20, 2006 to certain officers and employees. The grant date fair value of each Unit was $5.11. The fair value of the stock on the date of vesting and used in the table above was $6.27, the closing price of our Class A common stock on the NYSE on May 30, 2008.  The Units vested at 100% based on our performance in relation to certain specified pre-established performance criteria targets over a performance period beginning on January 1, 2006 and expiring on May 31, 2008. The performance criteria upon which the Units vested was based upon a Business Value Created or “BVC” formula, which included two performance criteria components: operating earnings and return on net capital. Each Unit represented the right to receive one share of our Class A common stock. Messrs. Wood and Baty had previously elected to defer the receipt of any shares to be issued upon the vesting of the Units until a specified future date.

Potential Payments upon Termination or Change in Control

Severance and Change in Control Agreements

Mr. Wood. We currently have an employment and change in control agreement with Mr. Wood that was entered into effective as of June 1, 2007. Mr. Wood’s 2007 Employment Agreement combines and replaces the terms and provisions of his 2002 Employment Agreement and a separate supplemental change in control agreement that was last entered into in January 2006. The terms and provisions of Mr. Wood’s 2007 Employment Agreement are substantially similar to the terms and conditions of the two prior agreements. In addition, the 2007 Employment Agreement contains certain provisions relating to compliance with the provisions of Code Section 409A. The current term of the 2007 Employment Agreement is through May 31, 2008, with automatic one year term renewals for up to three successive years unless either we or Mr. Wood gives written notice of non-extension to the other party no later than three months prior to the end of the otherwise applicable term.  The agreement automatically renewed for one year commencing June 1, 2008.

Pursuant to his 2007 Employment Agreement, in the event Mr. Wood terminates his employment for “good reason” or we terminate his employment without “cause” (each as defined below), or we provide notice of non-renewal of one of the automatic one year term renewals, he is entitled to a severance payment in an amount equal to his annual base salary, plus an amount equal to the greater of his base salary or his annual bonus for the prior year. In addition, upon such termination, or upon the death or disability of Mr. Wood, certain equity awards (such as options and restricted stock but typically excluding performance-based awards) that vest on the next following anniversary of the date of grant will immediately become vested upon such termination or death or disability. If Mr. Wood terminates his employment for good reason or we terminate his employment without cause, he has agreed not to be employed by certain of our competitors within the territorial United States for a period of six months. If his employment is terminated for any other reason, the non-competition restriction will last for one year.

Mr. Wood’s 2007 Employment Agreement also provides that if Mr. Wood’s employment is terminated by him for good reason or we terminate his employment without cause during the period beginning 90 days prior to and concluding 12 months subsequent to the consummation of a change in control (as defined below), he will be entitled to receive:

•                  an amount equal to his base salary, payable in 24 equal semi-monthly installments beginning on the month following any severance payments made to Mr. Wood pursuant to his severance provisions described above  (or such other period as required to comply with the provisions of Code Section 409A);

•                  continuation of certain medical and insurance coverage benefits for a period of 12 months from the date of termination; and

•                  tax gross-up payments to the extent he would be subject to the excise tax imposed under Section 280G of the Code.

For these purposes, “cause” as it relates to termination of employment by us, is generally defined as (a) gross or willful misconduct; (b) conviction of fraud or felony; (c) failure to follow substantive written directions or resolutions of the Board; (d) violation of any rules or regulation of a governmental or regulatory body which is materially injurious to our financial condition; (e) drug or alcohol abuse; or (f) material breach of the employment agreement; and “good reason” as it relates to a termination of employment by Mr. Wood, is generally defined as (a) our material breach of the employment agreement; or (b) if a change in control occurs and Mr. Wood does not become the chief executive officer of the principal operating business of the surviving entity.

A “change in control” is generally defined to include each of the following: (a) a transaction or series of transactions where a person or group directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition; (b) during any period of two consecutive years, individuals who at the beginning of such period constitute our Board (together with any new directors whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved) cease to constitute a majority thereof; (c) the consummation by us of a merger, reorganization or other business combination or disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, in each case other than a transaction (i) which results in our outstanding securities immediately prior to the transaction continuing to represent at least a majority of the combined voting power of the successor entity’s voting securities immediately after the transaction; and (ii) after which no person or group beneficially owns securities representing 50% or more of the combined voting power of the successor entity; or (d) our stockholders approve a liquidation or dissolution of us.

Other Named Executive Officers. In January 2006, we entered into certain agreements with Messrs. Baty and Elitharp that continued through September 30, 2008. Effective as of September 2007, as a result of a review of these agreements for compliance with the provisions of Code Section 409A, we entered into new agreements with each of Messrs. Baty and Elitharp on substantially similar terms as the prior agreements. The term of the new agreements continue through September 30, 2010. These agreements provide that if the executive terminates his employment for “good reason” or we terminate his employment without “cause” (each as defined below), he will be entitled to a severance payment equal to 100% of:

•                  his annual base salary; and

•                  the greater of (a) his prior year’s bonus, (b) the average of his annual bonuses for the past three years, or (c) 30% of his annual base salary (increased to 50% if the termination occurs in connection with certain change in control events).

The severance payment percentage will change from 100% to 150% if such termination occurs in connection with certain change in control events.

These agreements also provide for: (a) full acceleration of vesting of equity awards upon the occurrence of a change in control event; (b) continuation of certain medical and other insurance coverage benefits for a period of 12 months from the date of termination (increased to 18 months if the termination occurs in connection with certain change in control events); and (c) tax gross-up payments to the extent the executive would be subject to the excise tax imposed under Section 280G of the Code.

Under these agreements, “cause” is generally defined as executive’s (a) gross, fraudulent or willful misconduct; (b) failure to follow directives of the Board or superior employee; (c) willful and knowing violation of any rules or regulation of a governmental or regulatory body which is materially injurious to our financial condition; (d) conviction of or plea of guilty or nolo contendere to felony or fraud; (e) drug or alcohol abuse; or (f) material breach of the employment agreement; and “good reason” is generally defined as (a) material diminution of the executive’s job titles, responsibilities, perquisites or compensation; or (b) an involuntary relocation of executive’s principal place of business to a location more than 50 miles from executive’s current principal place of business. A “change in control” is defined the same as set forth in Mr. Wood’s 2007 Employment Agreement as described above.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the named executive officers under our employment-related agreements, the restricted stock agreements, and the restricted stock unit agreements, assuming that (1) a change in control occurred on May 30, 2008, the last business day of fiscal 2008, (2) a change in control and qualifying termination of employment occurred on May 30, 2008, and (3) a without cause/good reason termination of employment (not within the change in control protective period) occurred on May 30, 2008. Excluded are benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination or change in control, the named executive officers will receive the amounts reflected below.

Name	Trigger	Cash Severance(1)		Value of Option Acceleration	280G Tax Gross-up	Total Value(2)
Bruce J. Wood	Change in Control	n/a		n/a	n/a	$—
	Change in Control Termination	$1,552,936	(3)	n/a	n/a	1,552,936
	Without Cause/Good
	Reason Termination	1,037,936	(3)	n/a	n/a	1,037,936

Joseph W. Baty	Change in Control	n/a		n/a	n/a	$—
	Change in Control Termination	$699,782	(3)	n/a	n/a	699,782
	Without Cause/Good
	Reason Termination	466,521	(3)	n/a	n/a	466,521

Thomas H. Elitharp	Change in Control	n/a		n/a	n/a	$—
	Change in Control Termination	$582,526	(3)	n/a	n/a	582,526
	Without Cause/Good
	Reason Termination	388,351	(3)	n/a	n/a	388,351

(1)                For Mr. Wood, represents severance payments equal to Mr. Wood’s annual base salary, plus an amount equal to his base salary for the prior year in the case of a Without Cause/Good Reason Termination, plus, in the case of a Change in Control Termination, an additional amount equal to his base salary.

For the other named executive officers, represents severance payments in an amount equal to 100% of (a) the executive’s annual base salary, and (b) the average of the executive’s annual bonuses for the past three years in the case of a Without Cause/Good Reason Termination. In the case of a Change in Control Termination, the severance payments are the same except that the percentage is increased from 100% to 150% for Messrs. Baty and Elitharp.

(2)                Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (if applicable).

(3)                Includes $7,936, $11,303, and $7,794 for Messrs. Wood, Baty and Elitharp, respectively, in the case of a Change in Control Termination, which represents the continuation of certain medical and other insurance coverage benefits for a period of 12, 18, and 18 months, respectively, from the date of termination. Includes $7,936, $7,535, and $5,196 for Messrs. Wood, Baty and Elitharp, respectively, in the case of a Without Cause/Good Reason Termination, which represents the continuation of certain medical and other insurance coverage benefits for a period of 12 months from the date of termination for each of the executives.

STOCK OWNERSHIP OF BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth information that has been provided to us regarding the beneficial ownership of our Class A common stock and Class B common stock as of the Record Date for (i) each person or entity who is known to us to beneficially own more than 5% of the outstanding shares of our Class A common stock or Class B common stock; (ii) each person who is a director of the Company and each nominee; (iii) each of the executive officers named in the Summary Compensation Table in this proxy statement; and (iv) all current directors and executive officers as a group.

Except as noted, the person or entity listed has sole voting and investment power with respect to the shares shown in this table.

	Shares Beneficially Owned(1)
	Number of Shares		Percent		Percent of Total
Name of Beneficial Owner	Class A(2)	Class B	Class A(3)	Class B	Voting Power
Directors and Named Executive Officers:
Eric Weider(4)	182,171	0	1.5%	0%	*
Bruce J. Wood	623,000	0	4.8	0	*
Ronald L. Corey	138,027	0	1.1	0	*
Roger H. Kimmel(4)	188,500	0	1.5	0	*
George F. Lengvari(4) (5)	19,197	0	*	0	*
Brian P. McDermott	117,562	0	*	0	*
H. F. Powell	142,500	0	1.1	0	*
Glenn W. Schaeffer	17,856	0	*	0	*
Joseph W. Baty	262,245	0	2.1	0	*
Thomas H. Elitharp	307,849	0	2.5	0	*
Directors and executive officers as a group (11 persons)(4) (5)	2,162,547	0	15.7	0	1.3%
Other Principal Stockholders:
Weider Health and Fitness(6) 21100 Erwin Street Woodland Hills, CA 91367	0	14,973,148	0.0%	100%	92.4%

GAMCO Investors Inc.(7) One Corporate Center Rye, NY 10580-1422	2,702,215	0	21.9	0	1.7

Burnham Asset Management Corporation(8) 1325 Avenue of the Americas New York, NY 10019	861,000	0	7.0	0	*

AXA Financial, Inc.(9) 1290 Avenue of the Americas New York, NY 10104	655,713	0	5.3	0	*

*    Represents less than 1%

(1)     Based on 12,319,451 shares of Class A common stock and 14,973,148 shares of Class B common stock outstanding on the Record Date. Except for information based on Schedules 13D or 13G, as indicated in the footnotes hereto, beneficial ownership is stated as of the Record Date and includes shares underlying options exercisable within 60 days of that date held by each person, as if such shares were outstanding on that date.

(2)     Includes 550,000, 104,500, 159,500, 100,000, 102,500, 190,750, 129,500, and 1,450,000 shares of Class A common stock which may be purchased upon the exercise of stock options that are currently vested or vest within 60 days of the Record Date and are held by Messrs. Wood, Corey, Kimmel, McDermott, Powell, Baty and Elitharp and all current directors and executive officers as a group, respectively. Also includes 19,197, 17,562, 17,856 and 54,615 unvested shares of restricted stock granted to Messrs. Lengvari, McDermott, Schaeffer and all current directors and executive officers as a group, respectively. These shares of restricted stock are subject to certain vesting and forfeiture requirements.  Does not include 417,800, 8,302, 11,606, 5,393, 8,302, 191,900, and 757,503 restricted stock units that are currently vested or vest within 60 days of the Record Date and are held by Messrs. Wood, Corey, Kimmel, McDermott, Powell, Baty, and all current directors and executive officers as a group, respectively.  Each restricted stock unit represents the right to receive one share of our Class A common stock.  Each of the holders has elected to defer the receipt of the shares to be issued upon conversion of the restricted stock units until a specified future date that is not within 60 days of the Record Date.

(3)     Does not give effect to the conversion of Class B common stock.

(4)                Does not include 14,973,148 shares of Class B common stock held by Weider Health and Fitness. Mr. Weider is the President and Chief Executive Officer and a director of Weider Health and Fitness; Mr. Lengvari and Mr. Kimmel are directors of Weider Health and Fitness. Messrs. Weider, Lengvari, and Kimmel disclaim beneficial ownership of such shares.

(5)                Does not include 410,997 shares of Class A common stock held by Bayonne Settlement, a trust organized under the laws of Jersey (U.K.), of which family members of George F. Lengvari are included among the beneficiaries. Bayonne Settlement is administered by an independent trustee and Mr. Lengvari has neither the power to dispose of nor to vote the shares. Mr. Lengvari disclaims beneficial ownership of such shares.

(6)                Based on Schedule 13G/A filed on February 14, 2002 by Weider Health and Fitness.

(7)                Based on Schedule 13D/A filed on October 26, 2007 by GAMCO Investors Inc., formerly known as Gabelli Asset Management Inc. (“GAMCO Investors”), and Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management, Inc. (“GAMCO Asset”), Gabelli Advisers, Inc. (“Gabelli Advisers”) and MJG Associates, Inc. (“MJG”) own 791,100, 1,773,515, 133,400, and 4,200 shares of Class A common stock, respectively. Due to their affiliations, Mario Gabelli, GAMCO Investors and GGCP, Inc., formerly known as Gabelli Group Capital Partners, Inc. (“GGCP”), are deemed to have beneficial ownership of the shares owned beneficially by Gabelli Funds, GAMCO Asset, Gabelli Advisers, and MJG. Subject to certain limitations, each of Gabelli Funds, GAMCO, Gabelli Advisers, and MJG has sole disposition and voting power over the shares of Class A common stock held by it, except that GAMCO Asset does not have sole voting power over 25,900 of its shares.  Mario Gabelli, GAMCO Investors and GGCP have indirect voting power with respect to shares beneficially owned directly by Gabelli Funds, GAMCO Asset, Gabelli Advisers, and MJG. Subject to certain limitations, a Proxy Voting Committee has indirect voting power over the shares held by Gabelli Funds.

(8)                Based on Schedule 13G/A filed January 28, 2008 by Burnham Asset Management Corporation and Burnham Securities, Inc., Burnham Asset Management Corporation serves as the investment manager for a number of managed accounts with respect to which it has shared dispositive authority over 753,000 shares of Class A common stock.  Burnham Securities, Inc. is a registered broker-dealer with a number of discretionary accounts with respect to which it has shared dispositive authority over 108,000 shares of Class A common stock.

(9)                Based on Schedule 13G filed by (a) AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle as a group, (b) AXA and (c) AXA Financial, Inc. as parent holding companies of AXA Rosenberg Investment Management LLC (“AXA Rosenberg”), AXA Rosenberg has sole dispositive power over all shares of Class A common stock beneficially owned by it and has sole voting power over 304,073 shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about our Class A common stock that may be issued as of May 31, 2008 upon the exercise of options, warrants, and rights under our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	3,293,986	(1)	$2.84	(1)	1,740,721
Equity compensation plans not approved by security holders	—		—		—
Total	3,293,986		$2.84		1,740,721

(1)    The number of securities to be issued upon exercise of outstanding options, warrants, and rights includes 1,504,502 shares of performance-based restricted stock units that vested on May 31, 2008, which are excluded in determining the weighted-average exercise price of outstanding options, warrants and rights.  In July 2008, 673,400 shares of Class A common stock were issued in exchange for these Units, with the issuance of the balance of 831,102 underlying shares being deferred by the holders until specified future dates.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of independent directors as required by the listing standards of the New York Stock Exchange and Securities and Exchange Commission rules. The current members of the Audit Committee are Messrs. Powell, Corey, McDermott, and Schaeffer. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process and principles, internal controls, and disclosure controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended May 31, 2008, with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports, and statements presented to them by management of the Company and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles, and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards, or that the Company’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions above, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2008.

Members of the Audit Committee of the Board of Directors
H. F. Powell, Chairman
Ronald L. Corey
Brian P. McDermott
Glenn W. Schaeffer

The preceding “Audit Committee Report” will not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any documents so filed, except to the extent that we specifically incorporate the same by reference.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

The fees billed by Deloitte & Touche LLP (“Deloitte”), our independent public accountants, with respect to the fiscal years ended May 31, 2008 and May 31, 2007 were as follows:

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte for the audits of our annual financial statements included in our Annual Reports on Form 10-K, the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q, and performance of statutory audits were approximately $246,000 and $276,000 for fiscal 2007 and fiscal 2008, respectively.

Audit Related Fees

The aggregate fees billed for services rendered by Deloitte for assurance and similar services that are reasonably related to the performance of the audit of our annual financial statements included in our Annual Reports on Form 10-K or the reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q were approximately $3,000 and $4,000 for fiscal 2007 and fiscal 2008, respectively. Audit related fees consist primarily of fees for certain additional review of controls and procedures (for fiscal 2007) and review of certain stock-based compensation issues (for fiscal 2008).

Tax Fees

The aggregate fees billed for services rendered by Deloitte for tax compliance, tax advice and tax planning were approximately $197,000 and $150,000 for fiscal 2007 and fiscal 2008, respectively. Tax fees consist primarily of fees for assistance with preparation of our tax returns and providing other tax planning advice.

Financial Information Systems Design and Implementation Fees

We did not engage Deloitte to provide advice to us regarding financial information systems design and implementation during fiscal 2007 or fiscal 2008.

All Other Fees

All fees for any other services rendered by Deloitte were approximately $3,000 and $341,000 for fiscal 2007 and fiscal 2008, respectively, consisting primarily of review of potential strategic transactions.

The Audit Committee has reviewed the non-audit services provided by Deloitte and determined that the provision of these services during fiscal 2008 is compatible with maintaining Deloitte’s independence.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit fees. Since the May 6, 2004 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Deloitte was approved in advance by our Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our Class A common stock to file initial reports of ownership and changes in ownership of our Class A common stock with the SEC. These persons and entities are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We believe, based solely on our review of the copies of such forms and other written representations to us, that during the fiscal year ended May 31, 2008, all reporting persons complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The charter of the Audit Committee requires that it review with management and our independent auditor any related party transactions brought to the Audit Committee’s attention which could reasonably be expected to have a material impact on our financial statements. The Company’s practice is for management to present to the Audit Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and to update the Audit Committee as to any material changes to any approved related party transaction. In connection with this requirement, each of the transactions or relationships disclosed below were disclosed to and approved by our Audit Committee and/or our Board. In addition, transactions involving our directors and their affiliated entities were disclosed and reviewed by our Board in its assessment of our directors’ independence requirements.

Transactions with Weider Health and Fitness

Weider Health and Fitness owns all of our Class B common stock, which represents approximately 93% of the aggregate voting power of all outstanding shares of our common stock. Weider Health and Fitness is in a position to determine the outcome of all matters required to be submitted to stockholders for approval (except as provided by law or our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws).

Board Service

Eric Weider, our Chairman of the Board, is the President and Chief Executive Officer and a director of Weider Health and Fitness. George Lengvari, our Vice Chairman of the Board, and Roger Kimmel, one of our directors, are also directors of Weider Health and Fitness.

Sale of Weider Branded Business

On April 1, 2005, we announced the sale of certain assets of our Active Nutrition Unit relating to our Weider branded business domestically and internationally to Weider Global Nutrition, LLC, a wholly-owned subsidiary of Weider Health and Fitness. In connection with the sale of the Weider branded business, we also entered into an agreement whereby we agreed to provide certain general and administrative, research and development, and logistics services to Weider Global Nutrition for an annual fee.

The annual fee under the service agreement was originally $500,000, and was increased to $590,000 effective as of November 1, 2005 in connection with our agreement to provide certain additional supply chain related services to Weider Global Nutrition. In connection with the adjustment of certain services provided to Weider Global Nutrition, the annual fee was reduced to $465,000 effective as of March 1, 2007. We also provided certain additional short-term logistics services to Weider Global Nutrition in fiscal 2007. In total, we were paid approximately $465,000 for all services provided under such agreement in fiscal 2008. The domestic service agreement provided for a one year term, with an option to either party to extend the term for one additional year. The parties exercised this option for the second year and have further extended the term of the agreement through March 1, 2009.

In addition, we provide contract manufacturing services to Weider Global Nutrition. For fiscal 2008, net sales to Weider Global Nutrition were approximately $1.3 million.

Intellectual Property Licensing Agreement

Pursuant to an agreement with Weider Health and Fitness and certain other parties, Mariz Gestao E Investimentos Limitada (“Mariz”) obtained the exclusive international rights to use the trademarks and brand names used by Weider Health and Fitness and its affiliates on or prior to December 1996. Mariz is a company incorporated under the laws of Portugal and owned by a trust of which the family members of George Lengvari, one of our directors, are included among the beneficiaries. Pursuant to a sublicense agreement with Mariz dated as of December 1, 1996, we obtained the exclusive international worldwide rights to use these trademarks and brand names outside the United States, Canada, Mexico, Spain and Portugal (for which countries we have the rights outside of the Mariz sublicense), except in Japan. Certain terms of the sublicense were amended and the rights under the sublicense to the Weider name and certain related trademarks were transferred as of March 1, 2005 in connection with the sale of our Weider branded business referred to above. The term of the amended sublicense agreement is through February 28, 2009, with the agreement automatically renewing for successive one-year terms unless earlier terminated by Mariz upon a material breach by us.

Under the terms of the amended sublicense agreement, we are required to make annual royalty payments to Mariz on sales of products covered by the agreement in countries other than those listed above. The royalty payments, as amended, are equal to (i) 4% of sales up to $7.0 million; (ii) 3.5% of sales greater than $7.0 million and less than $14.0 million; (iii) 3.0% of sales greater than $14.0 million and less than $21.0 million; and (iv) 2.5% of sales over $21.0 million. The sublicense agreement includes an irrevocable buy-out option, exercisable by us after February 28, 2009, for a purchase price equal to the greater of $2.0 million or 6.5 times the aggregate royalties paid by us in the royalty year immediately preceding the date of the exercise of the option. In addition, if the Schiff trademark is sold to a third party prior to February 28, 2009, the sublicense agreement provides that the buyer must also purchase all of Mariz’ rights to the trademarks for a purchase price equal to $2.0 million.

On September 19, 2007, we entered into a license agreement with Mariz providing for non-exclusive rights to use the Schiff and Move Free trademarks in connection with the sale of joint care products to Costco Wholesale Corporation in Japan.  The initial term of the license agreement is for three years following the launch of our product into Japan.  We may renew the license agreement for two successive three-year terms if certain minimum sales levels are achieved during the third and sixth years following the product launch.  The license agreement provides that we pay royalties equal to 5% of joint care product sales to Costco in Japan with guaranteed minimum annual royalties ranging from $100,000 to $225,000 for each year the agreement is in effect.  Each party has certain termination rights, and depending on which party terminates and the reason for the termination, we may continue to owe the guaranteed minimum royalties for a period following termination of the license agreement.  During fiscal 2008, we incurred royalty expense of approximately $286,000 relating to the Mariz licensing agreements.

OTHER MATTERS

As of the date of this proxy statement, our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted on such matters in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

Salt Lake City, Utah September 26, 2008	Bruce J. Wood President and Chief Executive Officer

SCHIFF NUTRITION INTERNATIONAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 10, 2008

The undersigned hereby appoints each of Bruce J. Wood and Joseph W. Baty as attorneys and proxies, each with power of substitution, to vote all shares of Class A common stock and Class B common stock of Schiff Nutrition International, Inc. (the “Company”) held by the undersigned on September 18, 2008, at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held November 10, 2008, at 5:00 p.m., local time, at the Company’s headquarters located at 2002 South 5070 West, Salt Lake City, Utah 84104, on the proposal set forth on the reverse side hereof and on such other matters as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof.  Unless a contrary direction is indicated, the proxy holders will vote such shares FOR each of the eight nominees as directors.  If any further matters properly come before the Annual Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment.

(Continued and to be dated and signed on the reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

☒  Votes must be indicated (x) in black or blue ink.

The Board of Directors recommends a vote FOR the following proposals:

1.              Election of eight directors of the Company to serve until the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

FOR ALL nominees listed ☐	WITHHOLD AUTHORITY to vote for ALL nominees listed ☐	*EXCEPTIONS ☐

Nominees:	Eric Weider, George F. Lengvari, Bruce J. Wood, Ronald L. Corey, Roger H. Kimmel, Brian P. McDermott, H. F. Powell and Glenn W. Schaeffer

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.  Your shares will be voted for all nominees other than any nominee(s) listed below.)

*Exceptions:

2.        In the discretion of the persons acting as proxies, on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Please Mark Here for Address Change or Comments. SEE REVERSE SIDE	☐

Note:

Please sign exactly as name appears hereon.  If a joint account, each joint owner must sign.  If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature	Signature	Date